Exhibit 99.1

NATUS NAMES ROBERT A. GUNST CHAIRMAN

Co-founder William New to Remain on Board

SAN CARLOS, Calif. (September 22, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced the appointment of current director Robert A. Gunst to the position of chairman of the board effective immediately. Mr. Gunst was elected to the Natus board at the Company’s annual meeting of stockholders in June 2004. He assumes the position of chairman from Natus’ co-founder William New, Jr., M.D., Ph.D., who has served as chairman since the Company’s inception in 1989. Dr. New will continue to serve as a director of the Company.

About his appointment, Mr. Gunst said, “I’m exceptionally pleased to assume the chairman role at this pivotal time in our corporate history as we move toward our goal of sustained profitability. At the same time, we are fortunate that Dr. New will continue as a director. He has been a driving force behind Natus’ development and will continue to bring us the valuable knowledge he has gained during his 30 years in the medical device industry.”

Dr. New remarked that the timing was right for him to relinquish the chairman role, adding, “With the addition of three new independent board members this year, I believe Natus has brought a new level of expertise and independence to the board. I look forward to working with Bob and the other directors.”

Natus further announced that Mark D. Michael, who joined the Company’s board in April 2004, was appointed chair of the nominating and governance committee. Ken Ludlum will continue to chair the audit committee, and William M. Moore, a co-founder of the Company, will continue to chair the compensation committee. James B. Hawkins, Natus’ president and chief executive officer, and Doris Engibous, who joined the board in April 2004, round out the board of directors. The board has also adopted new corporate governance principles that will be posted to the Company web site.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K. and through distributors in over 30 other countries. Additional information about Natus Medical can be found at www.natus.com.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, neoBLUE™ LED Phototherapy device; Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, and VRS™ Voice Response System.

Natus®, AABR®, ALGO®, ALGO 1e®, ALGO 2®, ALGO DataBook®, 70/40®, Ear Couplers®, Flexicoupler®, Jelly Tab®, Jelly Button®, and MiniMuffs® are registered trademarks of Natus. Natus Elite™, Convert2Natus™, neoBLUE™, Neometrics™, Metabolic Screening Database System (MSDS)™, Case Management System (CMS)™, Voice Response System (VRS)™, Web Electronic Birth Page (Web-EBP)™, and Accuwell™ are non-registered trademarks of Natus. Solutions for Newborn CareSM is a non-registered service mark of Natus.

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